PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OHIO - 45750
                                                          www.peoplesbancorp.com


                                  NEWS RELEASE


FOR IMMEDIATE RELEASE               Contact: Mark F. Bradley
---------------------                        President & Chief Operating Officer
May 13, 2005                                 (740) 3737-155



                          PEOPLES BANCORP INC. DECLARES
                             SECOND QUARTER DIVIDEND
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         MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc.
(NASDAQ: PEBO) today declared a cash dividend of $0.19 per share payable on July 1, 2005, to shareholders of record at June 15, 2005.
         The second quarter dividend reflects a payout of approximately $2.0 million based on 10.5 million shares outstanding at May 12, and reflects a 5.6% increase over the $0.18 per share dividend paid in the second quarter of 2004.
          Peoples Bancorp Inc., a diversified financial products and services company with $1.8 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 50 locations and 33 ATMs in Ohio, West Virginia and Kentucky. Peoples' financial service units include Peoples Bank, Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO", and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.


                                 END OF RELEASE